CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                                 MANAGEMENT INCENTIVE PLAN

                                 Adopted As Of May 2, 1995.

I.     PURPOSE

      The Company's executive officers participate in the core utility Management Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to focus the efforts of the executive team on the achievement of challenging and demanding corporate objectives. When corporate performance reaches or exceeds the specified annual performance objectives, an award is granted. A well-directed incentive plan, in conjunction with competitive salaries, provides a level of compensation which fully rewards the skills and efforts of the executives.

II.     ADMINISTRATION

     The Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All Committee actions will be subject to review and approval by the full Board of Directors (the "Board").

     At the beginning of each year ("Plan Year"), the Committee will submit to the Board its recommendations for that Plan Year as to (i) the Incentive Plan's Corporate Performance Goals, and (ii) the eligible participants.
After the end of each Plan Year, the Committee will report to the Board with respect to achievement of the approved Corporate Performance Goals and individual performance measures for that Plan Year, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant. Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all participants in the Incentive Plan.


III.     THE PLAN

     There is established a financial performance threshold, below which no incentive awards will be paid. The threshold is calibrated against the allowed return on equity. The degree to which the allowed return on equity is achieved generates a pool which is available to fund incentive payouts.

     The pool funds awards, but performance measures must also be met in the following areas to receive an award. Each measure is equally weighted.

     Return on equity. While this measure is used to establish the incentive pool, it is also one of the measures which is assessed in determining distribution of the pool.

     Operating costs and efficiency. Measures the cost of operating and maintenance expense expressed as a percent of kilowatt hour sales, as compared to budgeted expense levels.

     Retail customer satisfaction index. Measures service reliability by compiling the combined number and duration of outages in the current year, and the result of this calculation must be a 5% reduction improvement as measured against the previous five-year average.

     Individual performance. Based on advice and recommendation from the Chief Executive Officer for others reporting to him, the Committee evaluates individual officer performance.

     If the maximum payout on all of the standards were to be achieved, the total award would represent 30% of base salary for the Chief Executive Officer, 25% of base salary for the Chief Operating Officer, 20% for Senior Vice Presidents and Vice Presidents, and 15% for designated Assistant Officers.

IV.     AMENDMENTS

     The Board reserves the right to amend the Incentive Plan at any time.